As filed with the Securities and Exchange Commission on March 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JASON INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2888322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

411 East Wisconsin Avenue, Suite 2100 Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

Jason Industries, Inc. 2014 Omnibus Incentive Plan

(Full title of the plan)

William Schultz

General Counsel

411 East Wisconsin Avenue, Suite 2100

Milwaukee, Wisconsin 53202

(414) 277-9445

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	3,473,435 (3)	$7.35	$25,529,747.25	$2,996.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock. This registration statement carries over the shares of common stock not issued pursuant to the registrant’s registration statement to Form S-8 (333-197250). The registration fee was previously paid with respect to the shares registered hereby.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act based on the average of the high and low sales prices per share of the registrant’s common stock as reported on the NASDAQ Global Market on March 9, 2015.
(3)	Represents shares of Common Stock issuable pursuant to the Jason Industries, Inc. 2014 Omnibus Incentive Plan being registered hereon including shares that may be issued pursuant to existing awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Jason Industries, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s annual report on Form 10-K filed with the SEC on March 11, 2015;

(b) The Company’s Current Reports on Form 8-K filed on January 21, 2015 and February 24, 2015 (except with respect to Items 2.02 and 7.01); and

(c) The description of the Company’s common stock contained in the Company’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement (File No. 333-197412) filed with the Commission on September 25, 2014, which updates the description filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents filed subsequently to those listed above by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation (the “certificate of incorporation”) provides that each of our directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”).

In addition, our certificate of incorporation provides that to the fullest extent permitted by applicable law, we shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified. The rights to indemnification and advancement of expenses is a contract right and such right shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, the company shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our certificate of incorporation. In addition, our bylaws allow us to maintain insurance to protect the Company and/or any director, officer, employee or agent of the company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Employment Agreements

The amended and restated employment agreement with David Westgate, our President and Chief Executive Officer dated as of June 30, 2014, provides that we will hold him harmless to the maximum extent permitted under the Company’s certificate of incorporation, By-Laws and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advances of reasonable attorney’s fees), losses, and damages resulting from his good faith performance of duties and obligations with the Company. In addition, the Company is required to purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Mr. Westgate in the same amount as for members of the Company’s Board of Directors in respect of acts and omissions of executive in his capacity as such or as a director of the Company and occurring during his employment or service as a member of the Board (or both), which coverage (to the extent otherwise maintained for members of the Board) shall continue for so long as he is subject to liability (or threatened claim of liability) for any act or omission otherwise covered by such insurance. These obligations survive the termination of Mr. Westgate’s employment with the Company and a termination of the employment agreement.

The Purchase Agreement

The stock purchase agreement (the “Purchase Agreement”) providing for the acquisition (the “Business Combination”) of all of the capital stock of Jason Partners Holdings Inc. by JPHI Holdings Inc. (“JPHI”), a subsidiary of the Company, from Jason Partners Holdings LLC (“Seller”) and certain members of Seller, provides that the Company will maintain a fully pre-paid six-year “tail” policy to the current directors’ and officers’ liability insurance policy and fiduciary insurance policy maintained as of the date of the Purchase Agreement by Seller, Jason Incorporated or Jason Incorporated’s subsidiaries, which tail policy will cover a period of at least six years from the date of consummation of the Business Combination with respect to matters occurring prior to the same date, and which tail policies will contain at least the same coverage as the coverage set forth in the current policies (provided that the cost of such tail policies will not exceed more than 200% of the premium paid by Jason Incorporated and its subsidiaries for its current policies).

Other Agreements

The investor rights agreement dated as of June 30, 2014 by and among the Company, JPHI and certain members of Seller and management of the Company, including each of the executive officers of the Company, provides that the Company will indemnify each of them and each of their officers and directors and each person who controls them against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such person expressly for use therein.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated by-laws provides for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 11, 2015.

JASON INDUSTRIES, INC.

By:	/s/ Stephen L. Cripe
Name:	Stephen L. Cripe
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints William Schultz, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 11, 2015.

Name	Title

/s/ David C. Westgate
David C. Westgate	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen L. Cripe
Stephen L. Cripe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James P. Heffernan
James P. Heffernan	Director

/s/ Edgar G. Hotard
Edgar G. Hotard	Director

/s/ Robert H. Jenkins
Robert H. Jenkins	Director

Name	Title

/s/ Vincent L. Martin
Vincent L. Martin	Director

/s/ Jeffry N. Quinn
Jeffry N. Quinn	Director

/s/ Dr. John Rutledge
Dr. John Rutledge	Director

/s/ James F. Stern
James F. Stern	Director

/s/ James Sullivan
James Sullivan	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Bylaws of Jason Industries, Inc. (incorporated by reference from the Company’s Registration Statement on Form S-8, filed on July 3, 2014)

4.2	Second Amended and Restated Certificate of Incorporation of Jason Industries, Inc. (incorporated by reference from the Company’s Registration Statement on Form S-8, filed on July 3, 2014)

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Jason Industries, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from the Company’s Registration Statement on Form S-8, filed on July 3, 2014)